EXHIBIT 99.1


                                                   Press Release
                                                    FOR IMMEDIATE RELEASE




Contacts: Martha Sessums                         Nick Kormeluk
          Director of Corporate Communications   VP Investor Relations
          (408) 844-7508                         (408) 844-7457
          msessums@covad.com                     InvestorRelations@covad.com


               COVAD COMMUNICATIONS ACQUIRES LASERLINK.NET

           Acquisition will Enhance Broadband Capabilities and
                       Expand Distribution Channels

SANTA CLARA, CA -- (March 9, 2000) - Covad Communications (Nasdaq: COVD), the leading national broadband services provider utilizing DSL (Digital Subscriber Line) technology, today announced an agreement to acquire LaserLink.net, a leading provider in the rapidly growing arena of branded Internet access, based in Media, Pennsylvania.

This acquisition will allow Covad to provide a turnkey broadband access solution to companies who want to offer the benefits of broadband Internet to their customers, increasing the value of those customers and deepening the brand affinity. LaserLink.net is the market leader in providing Virtual Internet Service Provider (VISPTM ) capabilities to companies who seek to leverage their brand and strengthen their customer relationships through the Internet. LaserLink.net currently serves markets such as personal computer manufacturers, financial services, education, entertainment, sports, religious affiliations, affinity organizations, multi-level marketing groups and Internet Service Providers.

Under the agreement, Covad will issue 4.3 million pre-split shares of Covad common stock for all LaserLink.net outstanding shares, plus assumption of all outstanding debt. Both companies Boards of Directors have approved the transaction, valued at approximately $387 million as of yesterday's closing price of Covad common stock. The companies anticipate closing the transaction later this month subject to customary closing conditions. LaserLink.net will operate as a separate business unit, with all services offered under the Covad brand. George McGovern, chairman and CEO of LaserLink.net, will continue to head the operating unit and report to Robert E. Knowling, Jr., Covad's chairman, president and CEO.

This acquisition enables Covad to broaden its addressable market by increasing the services available to the company's existing Internet Service Providers and expand the number of channel partners that sell its broadband access service. Companies without networks or subscriber management systems can leverage the turnkey, Internet service offered by Covad to expand their franchise, without having to make substantial incremental human, network and system investments. Personal computer manufacturers, e-tailers, and any company wanting to enhance its brand

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identity will be able to further its participation in the Internet economy via a fully branded broadband access service enabled by Covad.

"LaserLink.net's integrated customer management capabilities will enable Covad to provide a complete solution to a broader range of channel partners, increasing the choice of places where end-users can buy high-speed access to the Internet," said Robert Davenport, Covad's executive vice president of Corporate Development. "This helps drive the adoption of broadband, delivering on a key component of our strategy."

"LaserLink.net designed its business with the belief that the Internet will revolutionize the way business is transacted," said George McGovern chairman and CEO of LaserLink.net. "Joining Covad means that we have the capability to accelerate the promise of the Internet by jointly offering broadband capabilities to our customers."

Through this acquisition, Covad will enable businesses and organizations to become "Virtual Broadband Service Providers" and deliver complete broadband Internet services to their end-users through company branded access and services. This capability creates instant marketing and communications channels, the ability to bundle complementary services and total branding throughout each service component.

For example, a company or organization that wants to offer Internet access to its customers can utilize the turnkey Covad services to offer broadband Internet access quickly and efficiently. Customers can then sign up for Internet and broadband services branded in their name, such as "companyname.net." Companies that embrace this model will be able to deliver a deeply branded broadband experience to their customers with minimal infrastructure investment.

Along with providing the national broadband network connections, Covad will offer the following fully-branded Internet services: customer service, Internet access software, e-mail, billing, news and personal web space for subscribers.

"LaserLink.net's indirect channel model is consistent with our leveraged channel go-to-market strategy," said Bob Roblin, Covad's executive vice president of Sales and Marketing. "This new distribution channel for Covad means more choice for end-users because it allows end-users to purchase the services they desire from their provider of choice."

About Covad

Covad Communications is the leading national broadband service provider of high-speed Internet and network access utilizing Digital Subscriber Line (DSL) technology. It offers DSL services through Internet Service Providers, telecommunications carriers, enterprises, PC OEMs and ASPs to small and medium-sized businesses and home users. Covad services are currently available across the United States in 62 of the top Metropolitan Statistical Areas (MSAs) and will be available in 100 MSAs by the end of 2000. At that time, Covad's network will reach more than 40 percent of all US homes and 45 percent of all US businesses. Covad

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

Communications and its affiliates, doing business as Covad Communications Company, are wholly owned subsidiaries of Covad Communications Group, Inc. Corporate headquarters is located at 2330 Central Expressway, Santa Clara, CA, 95050. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements, including but not limited to statements regarding the intention to deploy our network in new and existing MSAs, the timing and breadth of coverage in each MSA, our ability to reduce our prices, changes in our installation process, including self-installation, and our ability to provide multimedia content. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the company's dependence on incumbent local exchange carriers for collocation, unbundled network elements, transport and other facilities, development of necessary technologies and operations, ability to manage growth of our operations, and the need to raise additional capital. For other risks and uncertainties applicable to our business refer to the Company's Securities and Exchange Commission filings.































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